Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

The Board of Directors

PETCO Animal Supplies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-100397) on Form S-8 of PETCO Animal Supplies, Inc. of our report dated June 18, 2004, relating to the statements of net assets available for benefits of the PETCO Animal Supplies 401(k) Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, and related schedule, which report appears in the December 31, 2003, annual report on Form 11-K of PETCO Animal Supplies 401(k) Plan.

/s/ KPMG LLP

San Diego, California

June 25, 2004